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                                                                    Exhibit 23.2

KPMG Peat Marwick LLP



The Board of Directors
Citadel Communications Corporation:

We consent to the use of our report dated March 26, 1998, except as to note 25 which is as of June 18, 1998, on the consolidated balance sheets of Citadel Communications Corporation and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997 included herein and to the reference to our firm under the heading "Experts" in the registration statement.


                                        /s/ KPMG PEAT MARWICK LLP
                                        -------------------------
                                        KPMG Peat Marwick LLP


Phoenix, Arizona
June 26, 1998